Exhibit 10.7

KRISPY KREME, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(Performance-Based Vesting)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Restricted Stock Unit Agreement”), dated as of     , 20 (the “Effective Date”), is made by and between KRISPY KREME, INC., a Delaware corporation (the “Company”), and     (the “Participant”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (as may be amended and/or restated from time to time, the “Plan”) or on Exhibit A hereto.
1.Restricted Stock Units Grant. In accordance with the terms of the Plan and subject to this Restricted Stock Unit Agreement, as of the Effective Date, the Participant is hereby granted [●] Restricted Stock Units. The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
2.Vesting.
(a)In General. The Restricted Stock Units awarded hereby will vest based upon the level of achievement of the applicable Performance Goals and in the time and manner set forth on Exhibit A, provided that the Participant has remained in continuous employment with the Company and its Affiliates through any such vesting date set forth therein.
(b)Termination of Employment. Subject to Section 2(d), if the Participant’s employment with the Company and its Affiliates terminates for any reason other than by reason of the Participant’s death, Disability or Retirement (as defined herein), all Restricted Stock Units that are unvested as of the date of the Participant’s termination shall automatically terminate without consideration as of the date of such termination.
(c)Retirement, Death or Disability. If the Participant’s employment with the Company and its Affiliates terminates by reason of Retirement, death or Disability, then the Restricted Stock Units associated with any Performance Period shall (1) become vested based upon the level of achievement of the applicable Performance Goals and in the time and manner set forth on Exhibit A with respect to the Applicable Fraction of such Restricted Stock Units, and (2) be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. For purposes of applying the Applicable Fraction to the Restricted Stock Units under this Section 2(c), the numerator shall be the number of full months elapsed between the start of the applicable Performance Period and the date of the Participant’s termination, and the denominator shall be [number of months in the applicable Performance Period], and in no event shall the Applicable Fraction be greater than one (1). For the avoidance of doubt, no Restricted Stock Units shall become vested

(and the applicable Restricted Stock Units shall terminate without consideration) for any Performance Period that has not commenced as of such termination or for which less than one full month has elapsed from the start thereof to the date of such termination. For purposes of this Restricted Stock Unit Agreement, “Retirement” means the Participant’s termination of employment (other than a termination for Cause or due to death or Disability) after attaining age sixty (60) and having completed at least five (5) years of continuous employment with the Company or any of its Affiliates.
(d)Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, the Restricted Stock Units shall be treated in accordance with Section 13 of the Plan.
3.Settlement of Restricted Stock Units.
(a)Measurement of Performance. At the end of [the/each applicable] Performance Period (as defined in Exhibit A), the Committee shall certify the applicable level of achievement of the Performance Goal for [the/such applicable] Performance Period on the vesting date set forth on Exhibit A and shall provide the Participant with notice as to the level of achievement and number of Restricted Stock Units earned.
(b)Delivery. The Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units have become vested.
4.[Employee Confidentiality and Non-Competition Obligations. As a condition to the Participant’s eligibility to receive an Award under the Plan and the vesting of any Award granted thereunder, the Participant must execute and comply fully with the Employee Confidentiality and Non-Competition Agreement that is attached as Exhibit B to this Restricted Stock Unit Agreement, which is incorporated herein by reference.]
5.Rights as a Stockholder. The Participant shall not have any rights of a stockholder as a result of receiving Restricted Stock Units under this Restricted Stock Unit Agreement, including, but not limited to, any right to vote the Shares to be issued hereunder or any right to dividends or dividend equivalents, unless and until (and only to the extent) the Restricted Stock Units have vested and, thereafter, the Shares have been distributed pursuant to Section 3 hereof.
6.Withholding Taxes.
(a)As a condition to acceptance of any Shares in settlement of the Restricted Stock Units, the Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for any sums required to be withheld (or permitted to be withheld in a manner that will not cause adverse accounting consequences for the Company or an Affiliate) to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations (the “Required Tax Payments”) of the

Company or an Affiliate, if any, that arise in connection with the Restricted Stock Units. If the Participant fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant.
(b)The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments with respect to the Restricted Stock Units by any of the following means: (1) a cash payment to the Company pursuant to Section 6(a) hereof, (2) authorizing the Company to withhold from the Shares otherwise to be delivered to the Participant pursuant to the Restricted Stock Units, a number of whole Shares with a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Restricted Stock Units (the “Tax Date”), equal to the Required Tax Payments, (3) a cash payment following the Participant’s sale of (or sale by a broker-dealer acceptable to the Company through which the Participant has sold) a number of Shares with respect to which the Required Tax Payments have arisen with a Fair Market Value determined as of the Tax Date equal to the Required Tax Payments, or (4) any combination of (1), (2), and (3) above. Any fraction of a Share that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full.
7.Transfers. Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
8.Governing Law. This Restricted Stock Unit Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.
9.Agreement Binding on Successors. The terms of this Restricted Stock Unit Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation or otherwise, subject to the terms of the Plan.
10.No Assignment. Notwithstanding anything to the contrary in this Restricted Stock Unit Agreement, neither this Restricted Stock Unit Agreement nor any rights granted herein shall be assignable by the Participant.
11.Nature of Grant. This Restricted Stock Unit Agreement is intended to comply with the applicable laws of any country or jurisdiction where Restricted Stock Units are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the Restricted Stock Units and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(f)the Restricted Stock Units and any Shares acquired under the Plan, and the income and value of same, are not part of the Participant’s normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;
(h)the value of such Shares may increase or decrease in value;
(i)to the extent permitted by applicable law, no claim or entitlement to compensation or damages shall arise from the forfeiture of the Restricted Stock Units resulting from the termination of the Participant’s employment with the Company or an Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing continuous employment or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or an Affiliate, waive the Participant’s ability, if any, to bring any such claim, and release the Company or an Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)for purposes of the Restricted Stock Units, the Participant’s employment will be considered terminated as of the date the Participant is no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Restricted Stock Unit Agreement or determined by the Company, the Participant’s right to vest in the Restricted Stock Units will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Restricted Stock Unit Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)the Participant acknowledges and agrees that neither the Company nor an Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or any amounts due to the Participant upon settlement of the Restricted Stock Units.
12.DATA PRIVACY. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Restricted Stock Unit Agreement and any other grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing participation in the Plan. The Participant understands that the Company and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws with a lower level of protection than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, and any other possible recipients who may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s continuous employment and career with the Company or an Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Participant restricted stock units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
13.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Restricted Stock Unit Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
14.Severability. Should any provision of this Restricted Stock Unit Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Unit Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Unit Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
15.Entire Agreement. This Restricted Stock Unit Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
16.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

17.Counterparts; Electronic Signature. This Restricted Stock Unit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. The Participant’s electronic signature of this Restricted Stock Unit Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.
18.Amendment. This Restricted Stock Unit Agreement, together with the Plan, may be amended unilaterally by the Company to the extent permitted under the Plan, or by a written instrument signed by all parties hereto.
19.Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, any amount due to the Participant under this Restricted Stock Unit Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).
20.No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
21.Plan and this Restricted Stock Unit Agreement Not a Contract of Employment or Service. Neither the Plan nor this Restricted Stock Unit Agreement are a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan, this Restricted Stock Unit Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Restricted Stock Unit Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in service with the Company and its Affiliates, nor will it interfere with any right of the Company or any of its Affiliates to discharge the Participant or to deal with the Participant regardless of the existence of the Plan, this Restricted Stock Unit Agreement or the Restricted Stock Units.
22.Continued Effect of Award Agreement. To the extent that the Plan or this Restricted Stock Unit Agreement contains provisions that are intended to have effect after the date(s) as of which the Participant’s rights in respect to the Restricted Stock Unit Agreement have become vested (including, but not limited to, following the date of the Participant’s termination of employment), this Restricted Stock Unit Agreement and any Shares issued in respect of such Restricted Stock Unit Agreement shall continue to be subject to the terms of the Plan and this Restricted Stock Unit Agreement.
23.Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of this Restricted Stock Unit

Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws. In addition to the transfer restrictions and limitations applicable hereunder, no Person who acquires Shares under this Restricted Stock Unit Agreement may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
24.Notice. Any notice or other communication required or permitted under this Restricted Stock Unit Agreement must be in writing and delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to Krispy Kreme, Inc., 2116 Hawkins Street, Charlotte, NC 28203, Attn: Chief Legal Officer, or at such other address as the Company may hereafter designate in writing. Notice to the Participant should be sent to the address on file with the Company.
25.Plan Document Controls. The rights granted under this Restricted Stock Unit Agreement are in all respects subject to the terms of the Plan to the same extent and with the same effect as if set forth fully in this Restricted Stock Unit Agreement. If the terms of this Restricted Stock Unit Agreement conflict with the terms of the Plan, the Plan will control.
26.Change in Control; Code Section 280G.
(a)Golden Parachutes. If, upon a Change in Control, any of the payments and benefits provided under the Plan, any Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and the Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Parachute Payment”) and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Participant pursuant to this Agreement shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Participant would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax. The accounting firm engaged by the Company for general audit purposes shall perform any calculations necessary in connection with this Section 26. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Participant and the Company. Any reduction in the amount of compensation or benefits effected pursuant to this Section 26 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to the Participant, then from any other payments that are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to the Participant with the later possible payment or vesting date being reduced or eliminated before a payment or benefit with an earlier payment or vesting date; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits otherwise due or payable to the Participant.

(b)Deferred Compensation Units. Notwithstanding anything to the contrary herein, if any Restricted Stock Units hereunder are considered nonqualified deferred compensation under Section 409A (“Deferred Compensation Units”), to the extent that any such Deferred Compensation Units become vested in accordance with the terms of the Plan or this Restricted Stock Unit Agreement, such Deferred Compensation Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control solely to the extent required to avoid the imposition of additional taxes and penalties under Section 409A.
27.Section 409A; Reformation.
(a)The intent of the parties is that the payments and benefits under this Restricted Stock Unit Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Restricted Stock Unit Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Restricted Stock Unit Agreement or any other arrangement between the Participant and the Company during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). All payments under this Restricted Stock Unit Agreement shall be considered separate payments for purposes of Section 409A. The Company makes no representation that any or all of the payments described in this Restricted Stock Unit Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
(b)If any provision of this Restricted Stock Unit Agreement or the Plan is invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Restricted Stock Unit Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A, then such provision shall be deemed modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Restricted Stock Unit Agreement or the Plan, as the case may require, and this Restricted Stock Unit Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
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ELECTRONIC ACCEPTANCE
By the Participant’s electronic acceptance hereof, the Participant and the Company agree that this Award is granted and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement.
By the Participant’s electronic acceptance hereof, the Participant agrees that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents by the Company, or any third party involved in administering the Plan that the Company may designate, may deliver in connection with this Award (including the Plan, this Restricted Stock Unit Agreement, account statements, or other communications or information) whether via the Company’s intranet or the internet site of such third party or via email or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or any third party involved in administering the Plan that the Company may designate.

EXHIBIT A
PERFORMANCE GOALS AND VESTING TERMS FOR RESTRICTED STOCK UNIT AWARD

1.Performance Period; Vesting. Subject to the Participant’s continued employment with the Company and its Affiliates through each applicable date, the Restricted Stock Units shall vest as follows:
[100% of the Restricted Stock Units shall vest on      subject to the achievement of the applicable Performance Goals established by written resolution of the Administrator (the “Performance Document”) during the period beginning on     and ending on     (the “Performance Period”).] OR
[[●]% of the Restricted Stock Units shall vest on      subject to the achievement of the applicable Performance Goals established by written resolution of the Administrator (the “Performance Document”) during the period beginning on     and ending on     (the “First Performance Period”).
[●]% of the Restricted Stock Units shall vest on          subject to the achievement of the applicable Performance Goals established in the Performance Document during the period beginning on     and ending on      (the “Second Performance Period”).
[●]% of the Restricted Stock Units shall vest on          subject to the achievement of the applicable Performance Goals established in the Performance Document during the period beginning on     and ending on      (the “Third Performance Period”).]
The Performance Document [for the First Performance Period, the Second Performance Period and the Third Performance Period] will be communicated by the Company to the Participant promptly following its adoption. [Any Restricted Stock Units that do not vest during the Performance Period during which they are first eligible to vest shall be forfeited and shall not be eligible to vest in any other future Performance Period. Each applicable tranche shall be measured for achievement of the Performance Goal during its applicable Performance Period independently and without regard to any other applicable tranche.]
2.Administrator Authority. The Administrator shall have the power and authority in its sole discretion to make all determinations that it determines to be necessary or appropriate in its sole discretion with respect to this Exhibit A, including (a) the establishment of the Performance Document, (b) all determinations concerning the level of achievement of the applicable Performance Goals and (c) any adjustments to the Performance Goals.
Exhibit A-1

[EXHIBIT B
Employee Confidentiality and Non-Competition Agreement]

[see attached]
Exhibit B-1